Exhibit 99.1

OSI RESTAURANT PARTNERS, LLC
NAMES ELIZABETH SMITH NEW CEO

Avon President Brings Strong Marketing & Operations Background to Casual Dining Leader

Tampa, Florida, [November 3, 2009] - OSI Restaurant Partners, LLC, one of the largest casual dining companies in the world whose portfolio includes Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s restaurants, today announced the appointment of Elizabeth (Liz) Smith as its new Chief Executive Officer effective November 16, 2009.  Smith succeeds Bill Allen, who will retire as the company's CEO effective November 15, 2009 and will serve as Chairman of the Board of Directors.

Smith joins OSI Restaurant Partners following a five-year tenure with Avon Products Inc., where she served most recently as President.  In that role, she successfully led the company’s global Marketing, Supply Chain, Information Technology and Global Sales business units, building the organizational capability and infrastructure to help the company capitalize on its global scale.  Prior to joining Avon, Smith worked for 14 years at Kraft Foods Inc. rising to the position of Group Vice President and President of the U.S. Beverages and Grocery sectors, a business with $6 billion in total sales.

“I am delighted to join the talented team at OSI, and believe this is an extraordinary opportunity to unleash the growth potential of a world class company,” said Smith.  “My career has been devoted to rejuvenating and energizing consumer brand businesses and driving operating excellence.  I have been privileged to help lead a successful revitalization of Avon over the past five years by enabling the network of independent sales representatives to operate more effectively, and achieve greater growth in their businesses.  I am now thrilled to partner with OSI’s entrepreneurial restaurant operators, everyone on the support team, and the executive leadership to seize the opportunities that lie ahead.”

“I am pleased to turn over the reigns to an executive as accomplished as Liz Smith,” said Allen, who was appointed CEO in March 2005.  “Over the course of her career, she has demonstrated exceptional brand-building prowess, operational expertise, and leadership ability.  I am confident she is the right person to move the business forward, and welcome her on behalf of the OSI family.  The dedicated people of OSI have accomplished a great deal in the face of the enormous economic challenges of recent times, and I remain grateful for the opportunity I have had to know and work alongside them.”

“I am delighted to welcome Liz Smith as our new CEO,” said Chris Sullivan, founder of OSI.  “Liz is the right leader to take the business to the next level.  I also want to thank Bill Allen for his leadership over the past five years.  Bill has done an outstanding job managing through a turbulent time, and turns a business over to Liz that is much stronger for his efforts.”

Smith, age 46, is a member of the Board of Directors of Staples Inc. and Big Brothers and Big Sisters of America.  She is listed by Fortune Magazine as one of the 50 most powerful women in business in 2009.  Smith holds a B.A. Phi Beta Kappa, from the University of Virginia and an M.B.A. from Stanford University Graduate School of Business.  Smith will be relocating from New York City to the Tampa/St. Petersburg area where OSI Restaurant Partners is located.

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Contact: Stephanie L. Amberg
   Vice President, Public Relations
   OSI Restaurant Partners, LLC
   813-282-1225
   stephanieamberg@outback.com

About OSI Restaurant Partners, LLC
OSI Restaurant Partners' portfolio of brands consists of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar, and Roy's restaurants.  It has operations in 50 states and 20 countries internationally.